Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 22, 2004

For Release: Immediately
Refer to: (317) 276-5795 – Terra L. Fox

Lilly Delivers Sixth Consecutive Quarter of Double-Digit Sales Growth
Newer Products Generated $350 Million in Second-Quarter Sales

Eli Lilly and Company (NYSE: LLY) announced financial results for the second quarter of 2004.

Second-Quarter Highlights

•	Sales increased 15 percent, to $3.556 billion, driven primarily by increased worldwide sales of Zyprexa®, Strattera®, Evista®, Forteo®, and Gemzar®.

•	Newer products—Alimta®, Cialis®, Forteo, Strattera, Symbyax™ and Xigris®—contributed $350.4 million to second-quarter sales in 2004 and accounted for 10 percent of total sales.

•	Net income decreased 5 percent, to $656.9 million, and diluted earnings per share decreased 6 percent, to $.60, due primarily to a pretax charge of $108.9 million for asset impairments.

•	Excluding the second-quarter-2004 asset-impairment charge, net income and diluted earnings per share increased 7 percent and 6 percent, to $738.7 million and $.68, respectively.

Pharmaceutical Product Sales Highlights

(Dollars in millions)	Second Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2004	2003	2003	2004	2003	2003
Zyprexa	$1,212.3	$1,045.5	16%	$2,310.6	$2,003.8	15%
Diabetes Care Products	674.9	640.2	5%	1,356.0	1,273.6	6%
Gemzar	293.3	254.6	15%	572.3	488.5	17%
Evista	276.6	223.5	24%	509.4	437.5	16%

Significant Events Over the Last Three Months

•	The filing of post-trial briefs in the Zyprexa patent trial was completed in May. Lilly continues to expect a ruling from the U.S. district court judge this summer.

•	In May, Lilly and its Japanese marketing partner Chugai Pharmaceutical Co., Ltd., launched Evista in Japan as the first selective estrogen receptor modulator (SERM) for the treatment of osteoporosis in postmenopausal women.

•	The U.S. Food and Drug Administration (FDA) granted approval in May for Gemzar, in combination with paclitaxel, for the first-line treatment of patients with metastatic breast cancer.

•	Strattera, a non-stimulant treatment for attention-deficit hyperactivity disorder (ADHD), was approved in June in the United Kingdom and launched in July. This marks the first European approval of Strattera.

•	In June, the Committee for Medicinal Products for Human Use recommended to the European Commission that approval be granted for Alimta, in combination with cisplatin, for the treatment of malignant pleural mesothelioma and, as a monotherapy, for second-line non-small-cell lung cancer. Marketing authorization for both indications is expected later this year.

•	The FDA extended the action date for completion of its review of the investigational antidepressant Cymbalta®. FDA regulations mandate that the extension period be three months long, putting the new action date at September 23, 2004. However, based on ongoing discussions with the FDA, Lilly believes the agency is likely to complete its final review before the new action date and continues to expect approval and launch of Cymbalta this summer.

•	In late June, Lilly and Amylin Pharmaceuticals, Inc., submitted a New Drug Application to the FDA for regulatory approval of exenatide, the first in a new class of medicines known as incretin mimetics under investigation for the treatment of type 2 diabetes.

“The second quarter marks our sixth consecutive quarter of double-digit sales growth,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “Our newer products contributed significantly to our sales increase. In addition, we look forward to continuing to grow our new product portfolio, beginning with the upcoming launch of Cymbalta in the U.S.”

Second-Quarter Results

Worldwide sales for the quarter were $3.556 billion, an increase of 15 percent compared with the second quarter of 2003. This increase was driven primarily by increased worldwide sales of Zyprexa, Strattera, Evista, Forteo, and Gemzar. Worldwide sales volume increased 9 percent, while selling prices and exchange rates increased sales by 3 percent and 4 percent, respectively. (Numbers do not add due to rounding.)

Gross margins as a percent of sales decreased by 1.6 percentage points, to 77.6 percent. This decrease was due to investment in the company’s manufacturing technical capabilities and capacity and the impact of foreign exchange rates, offset partially by a favorable product mix.

Overall, marketing and administrative expenses increased 12 percent, to $1.170 billion, which was primarily attributable to selling and marketing expenses in support of the new and anticipated product launches, the impact of foreign exchange rates, and increased incentive compensation and benefits expense. Research and development expenses were $684.2 million, or 19 percent of sales. Compared with the second quarter of 2003, research and development expenses increased 26 percent primarily due to increased clinical trial and development expenses and increased incentive compensation and benefits expense.

Operating income decreased 7 percent, to $796.6 million, due to a pretax charge of $108.9 million for asset impairments, which is described in footnote (a) below. Excluding the second-quarter-2004 asset-impairments charge, operating income increased 5 percent, to $905.5 million, due to sales growth, offset partially by cost of goods sold and research and development expenses increasing at a rate greater than sales.

Net income and diluted earnings per share for the second quarter decreased 5 percent and 6 percent, to $656.9 million and $.60, respectively. Excluding the second-quarter asset impairments charge, normalized net income and diluted earnings per share increased 7 percent and 6 percent, to $738.7 million and $.68, respectively, as shown below. Refer to the tables titled “Operating Results” and “Operating Results – Normalized” attached to this press release for a reconciliation of reported to normalized operating income and net income.

Reconciliation of Reported to
Normalized Second-Quarter Earnings			% Change
per Share	Second-Quarter		Over/(Under)
	2004	2003	2003
E.P.S. (as reported, diluted)	$.60	$.64	(6%)
Add back charges:
Asset impairments (a)	.08	—

E.P.S. (normalized and diluted)	$.68	$.64	6%

(a) As part of the company’s previously disclosed ongoing review of its manufacturing and research and development strategies, the company made decisions during the second quarter of 2004 that resulted in the impairment of certain assets. This review did not result in any closure of facilities or layoffs, but certain assets located at various sites were affected. The asset impairment charges incurred in the second quarter aggregated $108.9 million (pretax), or $.08 per share (after-tax).

Zyprexa-Symbyax Franchise

In the second quarter of 2004, Zyprexa sales totaled $1.212 billion, a 16 percent increase over the second quarter of 2003.

U.S. sales of Zyprexa increased 7 percent, to $696.1 million, despite a decline in underlying demand due to continued competitive pressures. The increase was due to a reduction in reserves and to wholesaler stocking during the quarter. The reserves were adjusted following a routine review due to lower than anticipated rebates associated with decreased sales volume. Excluding the reserve adjustment and wholesaler stocking, U.S. Zyprexa sales would have declined in the second quarter of 2004 compared with the second quarter of 2003.

Zyprexa sales in international markets increased 31 percent, to $516.2 million, driven by strong volume growth in a number of major markets outside the U.S. from the continued conversion from older antipsychotic agents to atypicals. Zyprexa international sales growth also benefited from the impact of foreign exchange rates. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased by 20 percent in the second quarter of 2004.

Symbyax, which was launched during the first quarter of 2004 in the U.S. for the treatment of bipolar depression, had sales of $7.9 million in the second quarter. Sales in the first quarter of 2004 were $33.7 million, which included approximately $30 million for initial wholesaler stocking.

Diabetes Care Products

Diabetes care revenue, composed primarily of Humalog®, Humulin® and Actos®, increased 5 percent, to $674.9 million, compared with the second quarter of 2003. Diabetes care revenue decreased 1 percent in the U.S., to $391.5 million. Diabetes care revenue outside the U.S. increased 16 percent, to $283.4 million.

Worldwide Humalog sales were $285.3 million, an increase of 12 percent compared with the second quarter of 2003. Worldwide Humulin sales increased 1 percent, to $259.3 million. Actos generated $112.4 million of revenue for Lilly in the second quarter, a decrease of 3 percent.

Gemzar

Gemzar had sales totaling $293.3 million for the quarter, an increase of 15 percent from the second quarter of 2003. Gemzar sales in the U.S. decreased 2 percent, to $129.6 million. The decline in U.S. Gemzar sales was a result of wholesaler destocking in the second quarter of 2004 and competitive pressures. Sales outside the U.S. increased 34 percent, to $163.7 million.

Evista

Evista sales were $276.6 million, a 24 percent increase compared with the second quarter of 2003. U.S. sales of Evista increased 6 percent, to $170.9 million. The U.S. sales growth was due to a price increase in the fourth quarter of 2003 and wholesaler destocking in the second quarter of 2003, offset partially by a decline in U.S. prescription volume resulting from continued declines in the postmenopausal osteoporosis prevention market and continued competitive pressures in the treatment segment. Sales outside the United States increased 68 percent, to $105.7 million, primarily due to the launch of Evista in Japan and strong growth in a number of other major markets.

Animal Health

Worldwide sales of animal health products in the second quarter were $179.6 million, an increase of 8 percent compared with the second quarter of 2003.

Newer Products

Xigris

Sales of Xigris, the first available pharmaceutical treatment for severe sepsis, were $48.6 million, an increase of 35 percent compared with the second quarter of 2003. U.S. sales of Xigris increased 17 percent, to $29.5 million, while sales outside the United States increased 75 percent, to $19.1 million, due to recent launches in several international markets.

Forteo

Second-quarter sales of Forteo, a new treatment for severe osteoporosis, were $65.3 million, a sequential increase compared with sales of $40.8 million in the first quarter of 2004. In the second quarter of 2004, U.S. sales of Forteo were $56.8 million and sales outside the U.S. were $8.5 million.

Strattera

During the second quarter of 2004, Strattera, the only non-stimulant medicine approved for the treatment of ADHD in children, adolescents and adults, generated $178.6 million of sales, up sequentially compared with sales of $141.1 million in the first quarter of 2004.

Cialis

Total worldwide sales of Cialis, a new treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $137.2 million, a sequential increase compared with first-quarter 2004 worldwide sales of $108.3 million. The $137.2 million of worldwide Cialis sales in the second quarter of 2004 comprises $32.2 million of sales in Lilly territories, which is reported in Lilly’s revenue, and $105.0 million of sales in the joint venture territories. Within the joint venture territories, the U.S. sales of Cialis were $50.8 million in the second quarter.

Alimta

Alimta, which was launched in the U.S. during the first quarter of 2004 for the treatment of malignant pleural mesothelioma, generated $17.8 million in sales. Second-quarter sales increased sequentially compared with first-quarter 2004 sales of $11.6 million, which included approximately $7 million of initial wholesaler stocking.

Year-to-Date Results

For the first six months of the year, worldwide sales increased 16 percent, to $6.933 billion, compared with sales for the same period in 2003. Net income and diluted earnings per share for the first six months decreased 4 percent and 5 percent, respectively, to $1.057 billion and $.97, compared with results for the first six months in 2003. Excluding the charges shown below, normalized net income and diluted earnings per share for the first six months increased 11 percent and 10 percent, respectively, to $1.501 billion and $1.38, compared with the same period in the prior year. The normalized earnings growth was driven by sales growth offset partially by cost of goods sold and research and development expenses increasing at a rate greater than sales. Refer to the tables titled “Operating Results” and “Operating Results – Normalized” attached to this press release for a reconciliation of reported to normalized operating income and net income.

Reconciliation of Reported to
Normalized Year-to-Date Earnings
per Share	Year-to-Date		% Change Over/(Under)
	2004	2003	2003
E.P.S. (as reported, diluted)	$.97	$1.02	(5%)
Add back charges: (a)
Acquired in-process R&D related to AME acquisition	.33	—
Asset impairments, restructuring and other special charges	.08	.23

E.P.S. (normalized and diluted)	$1.38	$1.25	10%

(a)	Refer to the tables titled “Operating Results – Normalized” attached to this press release for further description of these charges.

Financial Expectations for the Third Quarter and Full Year 2004

The company provided third-quarter earnings guidance and reconfirmed its full-year 2004 financial guidance. Specifically, the company expects earnings per share of $.67 to $.68 for the third quarter of 2004 and normalized earnings per share of $2.80 to $2.85 for the full year 2004. The full-year earnings guidance excludes the $.33 per share charge for acquired in-process research and development related to the AME acquisition that was incurred in the first quarter and the $.08 per share charge for asset impairments that was incurred in the second quarter. If these charges were not excluded, then the reported earnings-per-share guidance for 2004 would be $2.39 to $2.44. In addition, the company’s earnings guidance for the third quarter and full year excludes future material, unusual items. The company is not aware at this time of any other material, unusual items that will occur in the remainder of 2004.

For the full-year 2004, the company continues to expect low double-digit sales growth. For Zyprexa, the company expects continued strong international sales growth in the second half of 2004. In the U.S., Zyprexa’s sales in the second half of 2004 are expected to decline compared with the second half of 2003. For the full-year 2004, the company continues to anticipate worldwide sales growth for Zyprexa.

In addition, for the full-year 2004 the company expects gross margins as a percent of sales to decline approximately 1.5 percentage points compared with the prior year, marketing and administrative expenses to grow in the single digits, and research and development expenses to grow in the mid-teens. Further, the company expects that other income/deductions (net other income less interest expense) will be approximately $200 million to $250 million for 2004. The tax rate is expected to increase slightly due to the nondeductibility of the acquired in-process research and development charge related to the AME acquisition.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the second-quarter 2004 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:30 a.m. to 10:30 a.m. EDT and will be available for replay via the website through August 19, 2004.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers—through medicines and information—for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current growth products, rate of sales growth of recently launched products, the timing of anticipated regulatory approvals and launches of new products, other regulatory developments and government investigations, patent disputes and other litigation involving current and future products (including the outcome of the Zyprexa patent litigation that was tried in front of the federal district court in Indianapolis in January and February 2004), the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed May 2004. The company undertakes no duty to update forward-looking statements.

# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
ReoPro® (abciximab, Centocor), Lilly
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax™ (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Net sales	$3,556.3	$3,088.2	$6,933.2	$5,977.6
Cost of sales	796.4	643.0	1,548.1	1,264.3
Research and development	684.2	542.5	1,330.8	1,072.1
Marketing and administrative	1,170.2	1,043.3	2,234.1	1,957.8
Acquired in-process research and development	—	—	362.3	—
Asset impairments, restructuring and other special charges	108.9	—	108.9	353.9

Operating income	796.6	859.4	1,349.0	1,329.5
Interest expense	(7.5)	(19.9)	(16.8)	(35.4)
Other income — net	49.1	48.4	121.5	87.7

Income before income taxes	838.2	887.9	1,453.7	1,381.8
Income taxes	181.3	195.7	396.4	282.6

Net income	$656.9	$692.2	$1,057.3	$1,099.2

Earnings per share — basic	$0.61	$0.64	$0.98	$1.02

Earnings per share — diluted	$0.60	$0.64	$0.97	$1.02

Dividends paid per share	$0.355	$0.335	$0.71	$0.67
Weighted-average shares outstanding (thousands) — basic	1,083,857	1,076,794	1,082,070	1,076,435
Weighted-average shares outstanding (thousands) — diluted	1,090,696	1,082,408	1,088,922	1,082,160

Eli Lilly and Company
Operating Results (Unaudited) — NORMALIZED
(Dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004 (a)	2003	2004 (b)	2003 (c)
Net sales	$3,556.3	$3,088.2	$6,933.2	$5,977.6
Cost of sales	796.4	643.0	1,548.1	1,264.3
Research and development	684.2	542.5	1,330.8	1,072.1
Marketing and administrative	1,170.2	1,043.3	2,234.1	1,957.8

Operating income	905.5	859.4	1,820.2	1,683.4
Interest expense	(7.5)	(19.9)	(16.8)	(35.4)
Other income — net	49.1	48.4	121.5	87.7

Income before income taxes	947.1	887.9	1,924.9	1,735.7
Income taxes	208.4	195.7	423.5	381.9

Net income	$738.7	$692.2	$1,501.4	$1,353.8

Earnings per share — basic	$0.68	$0.64	$1.39	$1.26

Earnings per share — diluted	$0.68	$0.64	$1.38	$1.25

Dividends paid per share	$0.355	$0.335	$0.71	$0.67
Weighted-average shares outstanding (thousands) — basic	1,083,857	1,076,794	1,082,070	1,076,435
Weighted-average shares outstanding (thousands) — diluted	1,090,696	1,082,408	1,088,922	1,082,160

(a)	The 2004-second quarter amounts are adjusted to exclude a $108.9 million (pretax), or $.08 per share (after-tax) charge for asset impairments related to manufacturing and research and development.

(b)	The 2004 year-to-date amounts are adjusted to exclude the asset impairments second-quarter charge described in (a) above and a $362.3 million first-quarter charge, or $.33 per share (no tax benefit), for acquired in-process research and development related to the Applied Molecular Evolution acquisition.

(c)	The 2003 year-to-date amounts are adjusted to exclude $353.9 million of first-quarter charges as follows: (1) $114.6 million (pretax), or $.07 per share (after-tax), for asset impairments, primarily manufacturing assets; (2) $186.8 million (pretax), or $.13 per share (after-tax), for asset impairments and other charges related primarily to the company’s common stock ownership and loan agreements with Isis Pharmaceuticals, Inc.; and (3) $52.5 million (pretax), or $.03 per share (after-tax), for severance-related and other charges in order to streamline the company’s infrastructure.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

			% Change	June		% Change
	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2004	2003	2003	2004	2003	2003
Zyprexa	$1,212.3	$1,045.5	16%	$2,310.6	$2,003.8	15%
Gemzar	293.3	254.6	15%	572.3	488.5	17%
Humalog	285.3	254.1	12%	552.5	502.9	10%
Evista	276.6	223.5	24%	509.4	437.5	16%
Humulin	259.3	255.5	1%	508.7	496.5	2%
Strattera	178.6	74.8	N/M	319.7	129.7	N/M
Prozac family	129.8	175.0	(26%)	294.9	325.0	(9%)
Actos	112.4	116.3	(3%)	265.7	249.5	7%
Humatrope	102.1	90.5	13%	204.9	175.4	17%
ReoPro	101.8	94.5	8%	195.5	187.6	4%

Eli Lilly and Company
Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,396.7	$2,756.3
Short-term investments	1,014.8	957.0
Accounts receivable, net of allowances for doubtful amounts of $84.6 (2004) and $79.5 (2003).	1,973.6	1,854.7
Other receivables	459.3	477.6
Inventories	2,058.9	1,963.0
Deferred income taxes	589.1	500.6
Prepaid expenses	295.8	249.5

TOTAL CURRENT ASSETS	8,788.2	8,758.7
OTHER ASSETS
Prepaid pension	1,583.1	1,613.3
Investments	3,576.1	3,374.6
Sundry	1,689.3	1,392.5

	6,848.5	6,380.4
PROPERTY AND EQUIPMENT
Land, buildings, equipment, and construction-in-progress	11,802.0	11,068.0
Less allowances for depreciation	4,666.9	4,529.0

	7,135.1	6,539.0

	$22,771.8	$21,678.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$1,597.7	$196.5
Accounts payable	788.8	875.9
Employee compensation	411.5	387.4
Dividends payable	400.7	398.3
Income taxes payable	1,723.0	1,749.8
Other liabilities	1,802.0	1,942.7

TOTAL CURRENT LIABILITIES	6,723.7	5,550.6
LONG-TERM DEBT	3,532.0	4,687.8
OTHER NONCURRENT LIABILITIES	2,016.9	1,674.9

	5,548.9	6,362.7
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
Common stock	707.2	702.3
Additional paid-in capital	3,066.4	2,610.0
Retained earnings	9,756.2	9,470.4
Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs-ESOP	(116.0)	(118.6)
Accumulated other comprehensive loss	(176.8)	(160.1)

	10,602.0	9,869.0
Less cost of common stock in treasury	102.8	104.2

	10,499.2	9,764.8

	$22,771.8	$21,678.1